Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Second Quarter 2013 Financial Results

Recent Events:

●	Completed patient enrollment in the two on-going Phase III clinical trials studying eluxadoline[1] for the treatment of diarrhea-predominant irritable bowel syndrome.

●

Takeda Pharmaceutical Company Limited (Takeda) received positive EU Committee for Medicinal Products for Human Use (CHMP) opinion for VIPIDIA™ (alogliptin) and fixed-dose combinations VIPDOMET™ (alogliptin and metformin) and INCRESYNC™ (alogliptin and pioglitazone).

●	Takeda received Marketing Authorization from the People’s Republic of China’s Food and Drug Administration (CFDA) for Nesina®.

MORRISVILLE, N.C. (August 6, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended June 30, 2013.

Total revenues were $3.0 million for the quarter ended June 30, 2013, compared to $13.1 million for the same period in the prior year. The primary driver of the decrease was the fact that in May 2012 the Company recorded a $10.0 million regulatory milestone payment from Takeda with respect to the acceptance of the submission of a Marketing Authorization Application from the European Medicines Agency for alogliptin.

Furiex recorded second quarter royalty revenue of $3.0 million, compared to $3.1 million for the same period in the prior year. Royalty revenue included royalties related to Nesina and Liovel® sales in Japan, and Priligy sales in various countries outside of the United States.

Research and development expenses were $22.1 million for the quarter ended June 30, 2013, compared to $30.8 million for the same period in the prior year. The level of research and development expense during the current quarter relates primarily to the clinical trial and manufacturing costs associated with the continued development of eluxadoline. The level of quarterly research and development costs, including drug manufacture, patient recruitment, clinical monitoring and related pass-through costs, can vary significantly from quarter to quarter based on the timing of specific activities associated with the on-going Phase I and Phase III clinical trials for eluxadoline.

Second quarter selling, general and administrative expenses were $3.2 million for 2013, compared to $2.8 million for the same period in the prior year. The change in selling, general and administrative expenses for the quarter was due primarily to fluctuations in non-cash stock compensation expense, including the mark-to-market adjustment for non-vested consultant options.

 1 United States Adopted Names Council (USAN) adopted, International Nonproprietary Names (INN) approval pending.

Interest expense of $1.1 million for the quarter ended June 30, 2013 related entirely to our loan agreement with MidCap Funding III, LLC, Midcap Funding RE Holdings, LLC and Silicon Valley Bank.

Net loss was $23.5 million for the second quarter of 2013, compared to net loss of $20.8 million for the second quarter of 2012. The changes in net loss during the second quarter of 2013, as compared to the same period in the prior year, relates primarily to the changes in revenues and expenses previously discussed.

Net loss per basic and diluted share for the second quarter of 2013 was $2.32, compared to net loss per basic and diluted share of $2.09 for the second quarter of 2012.

“We’re pleased to have completed enrollment of the Phase III program for eluxadoline in July and expect to have top line results of the efficacy endpoints for these studies in the first quarter of 2014,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, “The Phase I studies and manufacturing work supporting the New Drug Application remain on schedule.”

Fred Eshelman, Pharm.D., chairman of Furiex, added, “The U.S. launch of Nesina, Kazano® and Oseni® on June 17, 2013, the positive CHMP opinion on the alogliptin family of products and the recent marketing authorization from the CFDA, we believe, will add value to the alogliptin franchise and continue to provide an important foundation for our business. We remain on track with the development of eluxadoline and we are one step closer to our goal of filing a New Drug Application with patient enrollment in the Phase III clinical trials now complete.”

Furiex will conduct a live conference call and webcast Wednesday, August 7, 2013, at 9:00 a.m. ET to discuss its second quarter 2013 results and financial outlook for 2013 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	11013047

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The Company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The Company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risks and expense of continuing the research and development activities of our existing compounds; the risk of finding a collaborator for our late-stage compounds; progress of compounds in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
Revenue:
Milestones	$10,000	$—	$10,000	$30,000
Royalties	3,075	2,990	5,720	12,315
Total revenue	13,075	2,990	15,720	42,315
Research and development expenses	30,753	22,050	40,121	47,414
Selling, general and administrative expenses	2,790	3,236	5,523	7,109
Depreciation and amortization	21	19	42	42
Total operating expenses	33,564	25,305	45,686	54,565
Operating loss	(20,489)	(22,315)	(29,966)	(12,250)
Interest expense	274	1,111	549	2,211
Other income, net	—	2	—	93
Loss before provision for income taxes	(20,763)	(23,424)	(30,515)	(14,368)
Provision for income taxes	6	29	12	121
Net loss	$(20,769)	$(23,453)	$(30,527)	$(14,489)

Net loss per basic and diluted share	$(2.09)	$(2.32)	$(3.07)	$(1.44)

Weighted-average shares used to compute net loss per basic and diluted share	9,957	10,119	9,953	10,078

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31, 2012	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$25,718	$27,646
Accounts receivable, net	11,745	3,162
Prepaid expenses	320	79
Total current assets	37,783	30,887
Property and equipment, net	118	102
Investments	7,500	7,500
Goodwill	49,116	49,116
Other assets	238	163
Total assets	$94,755	$87,768

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,604	$11,655
Accrued expenses	10,230	7,049
Current portion of long-term debt	5,405	11,892
Total current liabilities	22,239	30,596
Long-term debt, net	34,595	28,108
Other long-term liabilities	324	460
Total liabilities	57,158	59,164

Common stock, $0.001 par value, 40,000,000 shares authorized; 10,015,297 and 10,273,224 shares issued and outstanding, respectively	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	164,577	170,073
Accumulated deficit	(126,990)	(141,479)
Total shareholders’ equity	37,597	28,604
Total liabilities and shareholders’ equity	$94,755	$87,768